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                                                                      EXHIBIT 99

                                                            For more information
                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com
                                                               -----------------

                   ASV Meets Second Warrant Acceleration Goal
  Issues Notice to Caterpillar for 2,053,426 Warrant Shares at $21.00 per Share

         GRAND RAPIDS, MN (November 12, 2003) -- ASV, Inc. (NASDAQ: ASVI) announced today it has met the second Acceleration Goal and has issued a second Acceleration Notice to Caterpillar Inc. (NYSE: CAT) with respect to 2,053,426 shares of ASV's common stock issuable pursuant to the warrant issued to Caterpillar. As a result of the Acceleration Notice, Caterpillar has 75 days to exercise its rights to purchase 2,053,426 newly issued shares of ASV common stock at $21.00 per share under its warrant with ASV, or lose the ability to acquire those shares under the terms of the warrant. This second Acceleration Notice is in addition to the Acceleration Notice issued to Caterpillar on October 21, 2003 that related to 1,040,069 newly issued shares of ASV common stock at $21.00 per share.

         Commenting on ASV's Acceleration Notice to Caterpillar, ASV President Gary Lemke stated, "The revenues we reported in our 10-Q for the period ended September 30, 2003, allowed ASV to reach the second Acceleration Goal in our warrant with Caterpillar. We believe this speaks strongly to the market's acceptance of rubber track vehicles, both ASV's and Caterpillar's."

         ASV issued a warrant to Caterpillar in October 2000, for the purchase of 9,767,127 shares of ASV's common stock at an exercise price of $21.00 per share, exercisable at any time through January 2009. The warrant contains Acceleration Goals, as defined in the warrant, which give ASV the right to accelerate the expiration of the warrant with respect to a portion of the shares. Each Acceleration Goal contains minimum levels of ASV's revenues, gross profit percentage and average closing share price.

         The Acceleration Notice issued to Caterpillar today only covers 2,053,426 shares of the total 9,767,127 warrant shares held by Caterpillar. Caterpillar's current ownership of ASV's common stock of 1.6 million shares, combined with the total 9,767,127 warrant shares, would provide Caterpillar majority ownership of ASV if the warrant were to be exercised in full. Should Caterpillar choose not to exercise the shares covered by either this Acceleration Notice or the Acceleration Notice issued previously by ASV, Caterpillar would lose their ability to obtain majority ownership through the exercise of the warrant.

         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statement set forth above regarding ASV's expectations of future market acceptance of rubber track machines is a forward-looking statement based on current expectations and assumptions, and entails various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.